Exhibit 3.1

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF GENVEC, INC.

First: The name of this Corporation is GenVec, Inc.

Second: The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this Corporation is authorized to issue is 100 shares with a par value of $0.001 per share.

Fifth:

(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact:

(a) that he or she is or was a director or officer of the Corporation, or

(b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation to the fullest extent not prohibited by Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such person in connection therewith. The persons indemnified by this Article Fifth are hereinafter referred to as “indemnitees.” Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee’s heirs, executors, administrators, and personal or legal representatives, provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, administrators, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred in this Article Fifth: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Tenth Amended and Restated Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law, this Article Fifth, or the Bylaws, include the right to have paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

(2) Agents and Employees. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation’s request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation’s affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article Fifth in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

(3) Partial Indemnification. If the indemnitee is entitled under any provision of this Article Fifth to indemnification by the Corporation for some or a portion of the expenses, liabilities, losses, judgments, fines, penalties or ERISA excise taxes actually and reasonably incurred by him or her in the investigation, defense, appeal or settlement of any proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the indemnitee for the portion of such expenses, liabilities, losses, judgments, fines, penalties or ERISA excise taxes to which the indemnitee is entitled.

(4) Repeal or Modification by Stockholders. Any repeal or modification of this Article Fifth by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(5) Repeal or Modification of Law. Any repeal or modification of the laws of the State of Delaware, as now or hereafter in effect, shall not adversely affect any rights to indemnification and to the advancement of expenses or other protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(6) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Corporation or another enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(7) Binding Effect; Successors and Assigns. The indemnification and advance of expenses provided by or granted pursuant to this Article Fifth shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such director or officer.

(8) Severability. In the event that any of the provisions of this Article Fifth (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

(9) Relationship to Other Rights and Provisions Concerning Indemnification. The rights to indemnification and to the advancement of expenses conferred in this Article Fifth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Tenth Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article Fifth.